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Report of Independent Registered Public Accounting Firm

To the Boards of Directors of Equity One, Inc. and Popular Mortgage Servicing, Inc. (wholly-owned subsidiaries of Popular Financial Holdings, Inc.):

We have examined Equity One, Inc.'s and Popular Mortgage Servicing, Inc.'s (together the "Company") compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the 2006 asset backed securities transactions of residential mortgage loans described in the accompanying Appendix A (the "Platform") to Management's Report on Assessment of Compliance with Applicable Servicing Criteria as of and for the year ended December 31, 2006, excluding criteria 1122(d)(l)(iii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Appendix A to management's assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(2)(vii) of Regulation AB applicable to the Company during the year ended December 31, 2006. Bank reconciliations were not prepared within 30 calendar days after the bank statement cutoff date, as required by Item 1122(d)(2)(vii)(B) of Regulation AB. Reconciling items in bank reconciliations were not resolved within 90 days of their original identification, as required by Item 1122(d)(2)(vii)(D).

In our opinion, except for the material noncompliance described in the preceding paragraph, the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2006 for the asset backed securities transactions of residential mortgage, in all material respects.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 14, 2007